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                                                                 EXHIBIT (4)(b)


        Amendment No. 1 dated as of March 1, 1995 (this "Amendment") between General Host Corporation, a New York corporation (the "Company"), and Chemical Bank, a New York banking corporation, as successor to Manufacturers Hanover Trust Company, as Right Agent (the "Rights Agent").


                             W I T N E S S E T H:


        WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of March 7, 1990 with respect to the distribution of certain Rights to purchase shares of Common Stock of the Company (the "Agreement", with all capitalized terms used but not defined herein having the same meanings ascribed to such terms therein);

        WHEREAS, Section 26 of the Agreement provides that the Company and the Rights Agent may, except in certain specified instances, amend the Agreement without the approval of any holders of Rights;

        WHEREAS, Rights granted pursuant to the Agreement not exercised by the close of business on March 7, 1995 (the "Final Expiration Date") expire pursuant to the terms of the Agreement on such date;

        WHEREAS, on March 1, 1995, the Board of Directors of the Company authorized and directed the officers of the Company to enter into an amendment to the Agreement to provide for the extension of the Final Expiration Date from March 7, 1995 to March 7, 2000 and certain other matters;

        NOW THEREFORE, in consideration of good and valuable consideration, the parties hereto agree as follows:

        Section 1.      Amendment to the Agreement.

        (a) AMENDMENT TO NAME AND ORGANIZATIONAL FORM OF RIGHTS AGENT. The Agreement, including all exhibits thereto, is hereby amended by (i) deleting all references therein to "Manufacturers Hanover Trust Company" and inserting in lieu thereof "Chemical Bank" and (ii) deleting all references therein to the organizational form of the Rights Agent as a "New York corporation" and inserting in lieu thereof "a New York banking corporation."

        (b) AMENDMENT TO SECTION 7(A)(I). Section 7(a)(i) of the Agreement is hereby amended by deleting the reference therein to "March 7, 1995" and inserting in lieu thereof "March 7, 2000".

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        (c)  AMENDMENT TO SECTION 25.  Section 25 of the Agreement is hereby amended by deleting the address of General Host Corporation set forth therein and inserting in lieu the following address:

                       "General Host Corporation
                        6501 East Nevada
                        Detroit, Michigan 48234
                        Attention:  Corporate Secretary",

and by deleting the address of the Rights Agent set forth therein and inserting in lieu thereof the following address:

                       "Chemical Bank
                        450 West 33rd Street, 15th Floor
                        New York, New York 10001
                        Attention:  James McNellage,
                          Assistant Vice President"

        (d) AMENDMENT TO FORM OF RIGHTS CERTIFICATE. The form of Rights Certificate attached to the Agreement as Exhibit A is hereby amended by deleting all references therein to "March 7, 1995" and inserting in lieu thereof "March 7, 2000".

        Section 2.      Miscellaneous.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

        (c) COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        (d) DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date and year first above written.

Attest:                                            GENERAL HOST CORPORATION



    By: Mark A. Grobbel                           By: James R. Simpson
        --------------------------                    -------------------------
        Name:  Mark A. Grobbel                        Name:  James R. Simpson
        Title:  Assistant Secretary                   Title:  Vice President &
                                                              Controller



(Corp. Seal)



Attest:                                            CHEMICAL BANK


    By: James S. McNellage                        By: Barbara Y. Hall
        --------------------------                    -------------------------
        Name:  James S. McNellage                     Name:  Barbara Y. Hall
        Title:  Assistant Vice President              Title:  Vice President


(Corp. Seal)






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